Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-138232) of Home Diagnostics, Inc. of our report dated March 14, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
March 14, 2008